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Exhibit 99

Catharine Clark joins The Boyds Collection as VP of Supply Chain and Operations

Gettysburg, Pennsylvania, April 8, 2004—The Boyds Collection, Ltd. (NYSE:FOB) today announced the appointment of Catharine Clark as Vice President of Supply Chain and Operations. Ms. Clark spent the previous 14 years in various executive positions with both General Electric and Procter & Gamble.

"Catharine's experience and skills in change management, systems integration, and business process redesign across key functions including operations, logistics, and warehousing, position her well to assist Boyds in bringing additional efficiencies that will aid the business as we work to achieve our strategic goals," commented Jan L. Murley, Chief Executive Officer. "I believe that Catharine's contributions will be key to our success in 2004 and beyond," concluded Ms. Murley.

Ms. Clark began her career in Finance at The Procter & Gamble Company in 1991. During her tenure there, she took on roles of increasing responsibility, in logistics, supply chain management, and business integration. Subsequently, Ms. Clark joined General Electric in 2000, with responsibility for acquisition integration, focusing on small, entrepreneurial companies. She is a "six sigma master black belt", a designation that General Electric gives to select executives, with high-level process and change management expertise and a track record of success.

The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of high-quality, branded giftware products. The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels. More recently, the company launched its first retail operation, Boyds Bear Country™, a unique entertainment and retail experience in Gettysburg. Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, "Folksy With AttitudeSM" products.

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  Exhibit 99